Exhibit 99.2

Adoption of Accounting Standard

Toys “R” Us, Inc. (the “Company”) adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” on February 1, 2009, the first day of fiscal year 2009. For consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as noncontrolling interests (previously referred to as minority interest”). SFAS No. 160 amends Accounting Research Bulletin No. 51, Consolidated Financial Statements” and requires (i) classification of noncontrolling interests within stockholders’ deficit, (ii) classification of the net earnings or loss attributable to the noncontrolling interest as a component of net earnings and (iii) enhanced disclosure of activity related to noncontrolling interests. The adoption of SFAS No. 160 did not have a material impact on the Company’s financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of noncontrolling interests in the Company’s consolidated financial statements. As a result of the retrospective presentation and disclosure requirements of SFAS No. 160, the Company will reflect the change in presentation and disclosure for all periods presented in future filings.

The effect of the adoption of SFAS No. 160 on the Consolidated Balance Sheets as of January 31, 2009 and February 2, 2008 included in the Company’s fiscal 2008 Annual Report on Form 10-K is summarized as follows:

In millions	January 31, 2009	February 2, 2008
Total stockholders’ deficit, as previously reported	$(274)	$(389)
SFAS No. 160 reclassification of noncontrolling interest	122	153

Total stockholders’ deficit, as adjusted	$(152)	$(236)

SFAS No. 160 requires that net earnings be adjusted to include the net income attributable to the noncontrolling interest. As a result, Net earnings on our Consolidated Statements of Operations have been adjusted to include the net earnings or loss attributable to the noncontrolling interest. The effect of the adoption of SFAS No. 160 on the Consolidated Statements of Operations for the fiscal years ended January 31, 2009, February 2, 2008 and February 3, 2007 included in the Company’s fiscal 2008 Annual Report on Form 10-K is summarized as follows:

	Fiscal Years Ended
In millions	January 31, 2009	February 2, 2008	February 3, 2007
Net earnings, as previously reported	$218	$153	$109
SFAS No. 160 reclassification of noncontrolling interest	(7)	2	(1)

Net earnings, as adjusted	211	155	108
Minority interest, net of tax	7	(2)	1

Net earnings attributable to Toys “R” Us, Inc.	$218	$153	$109